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                                                                    Exhibit 10.5

                            AGREEMENT

     THIS AGREEMENT is dated as of the first day of May, 1997 and made and entered into by NORWALK SAVINGS SOCIETY, a Connecticut chartered stock savings bank (the "Bank") having an office located at 48 Wall Street, Norwalk, Connecticut and WESTPORT ASSET MANAGEMENT, INC., a Connecticut corporation having an office located at 253 Riverside Avenue, Westport, Connecticut ("Westport").

     WHEREAS, the Bank's Articles of Incorporation (the "Articles") authorize 7,000,000 shares of common stock, par value 0.01, of which approximately 2,442,129 are issued and outstanding (the "Bank Common Stock", which shall include for purposes of this Agreement, any larger or smaller amount of shares of Bank Common Stock which may hereafter be issued and outstanding);

     WHEREAS, Westport has filed a Form F11-A under the Securities Exchange Act of 1934 indicating that 439,600 shares (the "Westport Shares") or approximately 18.0% of all outstanding shares of Bank Common Stock are held in certain discretionary managed accounts of Westport ("Managed Accounts") and Westport has disclaimed beneficial ownership of such shares beneficially owned by such persons and has disclaimed the existence of a group;

     WHEREAS, (i) certain provisions in the Articles prohibit any person from acquiring or offering to acquire 5% or more of the outstanding shares of Bank Common Stock until June 15, 1997 without prior approval of the Bank's Board of Directors and, in addition, prohibit any person from acquiring 10% or more of the outstanding shares of Bank Common Stock at any time without prior approval by a 2/3 vote of the Bank's shareholders and the Banking Commissioner of the State of Connecticut (the "Commissioner"), the Federal Deposit Insurance Corporation (the "FDIC"), and/or the Federal Reserve Board (the "FRB"), as appropriate;

     WHEREAS, Westport does not acknowledge that the ownership of Westport Shares as reported in the Form F11-A violates certain provisions of the Articles but is willing to enter into this Agreement to avoid any actions that the Bank may choose to pursue arising out of the approximately 18.0% ownership as reported;

     WHEREAS, the Bank does not acknowledge that Westport's ownership of the Westport Shares does not violate certain provisions of the Articles, but is willing to enter into this Agreement to avoid the time and expense of enforcing its provisions while at the same time achieving a result which is considered to be consistent with the corporate goals of the Bank;

     WHEREAS, Westport has represented to the Bank and their attorneys that Westport does not hold the shares of the Bank Common Stock with the purpose of changing or influencing management
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policies of the Bank; and

     WHEREAS, Westport and the Bank have proposed entering into an agreement whereby Westport will divest of certain of the Westport
Shares on the terms and conditions as described herein.

     NOW, THEREFORE, in consideration of the mutual promises, representations and warranties contained herein, the Bank and Westport hereby agree as follows:

1.   Termination Date.

     This Agreement shall terminate (a) one year from the execution date of this Agreement or (b) at such time that Westport shall be the Beneficial Owner (as hereinafter defined) of no more than the Maximum Stock Ownership Limit (as hereinafter defined), whichever shall occur first (the "Termination Date").

2.   Westport Divestiture.

     (a) On or before the Termination Date, Westport agrees that it shall be the Beneficial Owner (as hereinafter defined) of less than 10% of the Bank Common Stock (the "Maximum Ownership Limit"). Westport shall divest and relinquish ownership of a sufficient number of Westport Shares in order to comply with the Maximum Stock Ownership Limit in any manner which it deems advisable including, but not limited to, selling, donating, pledging, exchanging or forfeiting the Westport Shares. The term "Beneficial Owner" shall have the same meaning as set forth in Rule 13d-3 to the Securities and Exchange Act of 1934, as amended, and shall include any person who, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of such securities or (ii) investment power, which includes the power to dispose of, or to direct the disposition of such securities.

     (b) Until the Termination Date, Westport agrees to furnish to the Bank, on or before the third business day of the month, a written summary showing Westport's then-current holdings of Bank Common Stock and a summary of each transaction in the Westport Shares entered into by Westport during the previous calendar month, provided however, that Westport shall not furnish such report to the Bank if Westport did not complete a transaction in the Westport Shares in the previous calendar month.

     (c) Until the Termination Date, the Bank agrees not to seek to exercise its Liquidation Right (as hereinafter defined) to require the liquidation of any of the Westport Shares, provided, that Westport shall be in compliance with this Agreement and, provided further, that Westport shall not have breached or otherwise violated this Agreement, which breach or violation shall remain uncured for a period of 15 days or more.

     (d)  In the event that Westport fails to comply with the
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Maximum Stock Ownership Limit by the Termination Date, Westport
agrees that the Bank may, in its sole discretion, require Westport to liquidate the Excess Shares (as defined below) in accordance with certain provisions in the Articles as in effect on the date of this Agreement (the "Liquidation Right"). The Bank's failure to exercise its Liquidation Right on or after the Termination Date shall not constitute a waiver by the Bank of its right to exercise such Liquidation Right at any future time.

     (e) In the event that Westport fails to comply with the Maximum Stock Ownership Limit by the Termination Date, the Bank reserves the right to take any other action at law or in equity that may be available to it.

3.   Dividends.

     During the term of this Agreement, the owners of the Westport Shares shall be entitled to collect and receive all dividends that may be paid or accrue upon their shares of Bank Common Stock.

4.   No Additional Acquisition.

     Until the Termination Date of this Agreement, Westport agrees that it shall not purchase any additional shares of Bank Common Stock. After the Termination Date, Westport may purchase such amounts of Bank Common Stock to the extent permitted by the Bank's Articles of Incorporation and applicable law.

5.   Changes in Common Stock.

     Until the Termination Date, any shares or other securities that are issued on or in exchange for the shares of Bank Common Stock (other than the shares or securities of any other corporation issued to the stockholders of the Bank pursuant to a plan of merger) by reason of any stock split, stock dividend, consolidation of shares, reclassification or corporate reorganization (including an exchange of shares pursuant to the formation of a bank holding company), shall be deemed to be shares of Bank Common Stock for purposes of this Agreement.

6.   Representations, Warranties and Covenants.

     (a) Westport hereby makes the following representations and warranties to the Bank:

          (i) Westport represents and warrants that, as of the date of this Agreement, it is the shareholder of record of all of the Westport Shares as set forth on Exhibit A to this Agreement.

         (ii) Westport represents and warrants that it does not hold the shares of the Bank's stock with the purpose of changing or influencing management policies of the Bank.
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        (iii)  Westport represents and warrants that it has full
               power to enter into this Agreement.

         (iv) Westport represents and warrants that, prior to the date of this Agreement, it has not executed or delivered any proxy or entered into any voting agreement, voting trust, or any other agreement that would adversely affect the Bank's ability to enforce this Agreement.

          (v) Westport represents and warrants that all consents of the Beneficial Owners of shares of Bank Common Stock required to enter into this Agreement, if any, have been obtained and that Westport's organizational documents and bylaws do not prevent it from entering into this Agreement.

         (vi) Westport covenants and warrants that it will not take any action inconsistent with the purposes of this Agreement.

     (b) The Bank hereby makes the following representations and warranties:

          (i) The Bank represents and warrants that it has full power to enter into this Agreement.

         (ii) The Bank represents and warrants that all corporate action required to enter into this Agreement has been obtained and that the Bank's Articles of Incorporation and bylaws do not prevent it from entering into this Agreement.

        (iii) The Bank covenants and warrants that it will not take any action inconsistent with the purposes of this Agreement.

7.   Enforceability; Validity.

     Westport and the Bank expressly agree that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against it and that all of the covenants and agreements contained in this Agreement shall be binding upon and enforceable against Westport and the Bank and their successors, assigns, or other legal representatives. This Agreement constitutes the entire agreement between the parties as to the subject hereto, and shall take precedence over any actual or alleged prior agreement, whether written or oral. This Agreement may be modified only in writing executed by the parties hereto, their successors, assigns or other legal representatives.

8.   Governing Law.

     This Agreement shall be governed by and construed in
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accordance with the laws of the State of Connecticut.

9.   Severability.

     If any provision of this Agreement shall be declared void or unenforceable by a court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.


10.  Remedies for Breach.

     In the event of a breach or repudiation of this Agreement by Westport or the Bank, the nonbreaching party shall have all remedies available at law or equity, including the right to the specific performance of this Agreement.

11.  Notices.

     All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed postage prepaid, first class, by certified or registered mail to the parties hereto at the addresses set forth below or to such other address as any party hereto shall designate to the other parties in writing:

     If to the Bank:

          Norwalk Savings Society.
          45 Wall Street
          Norwalk, Connecticut  0618-2554
          Attention:  Robert T. Judson, President

     with a copy to:

          William W. Bouton III, Esquire
          Tyler Cooper & Alcorn
          City Place, 35th Floor
          185 Asylum Street
          Hartford, Connecticut 06103

     If to Westport:

          Westport Asset Management, Inc.
          253 Riverside Avenue
          Westport, Connecticut  06511
          Attention:  Andrew J. Knuth, Chairman

     with a copy to:

          Robert M. Taylor, III, Esquire
          Day Berry & Howard
          CityPlace
          Hartford, Connecticut 06103

12.  Amendment.

     This Agreement may not be amended, modified or altered in any manner unless and until such change is reduced to writing making specific reference to this Agreement and signed by the parties hereto.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this first day of May, 1997.

                         NORWALK SAVINGS SOCIETY


                         /s/ Robert T. Judson
                         By: Robert T. Judson
                         Its President

                         WESTPORT ASSET MANAGEMENT


                         /s/ Andrew J. Knuth
                         By: Andrew J. Knuth
                         Its Chairman